Exhibit 4.1

APPLIED OPTOELECTRONICS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of the Effective Date (defined herein), is by and between Applied Optoelectronics, Inc., a Texas corporation (the “Company”) and the Holder (specified on the signature page).

RECITALS

WHEREAS, the Company and the Holder are parties to the Subscription Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Holder to invest funds in the Company pursuant to the Purchase Agreement, the Holder and the Company hereby agree that this Agreement shall govern the rights of the Holder to cause the Company to register shares of Common Stock issuable to the Holder and certain other matters as set forth herein.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.                                      Definitions.

1.1                               Capitalized Terms.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.2                               Definitions.  The following capitalized terms as used in this Agreement shall have the meanings set forth below.

(a)                                 An “Affiliate” of any Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(b)                                 The term “Board of Directors” shall mean the Board of Directors of the Company.

(c)                                  The term “Common Stock” shall mean the Common Stock, and any other securities into which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(d)                                 The term “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC in lieu of such form as currently in effect which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)                                  The term “Holder” shall mean any person owning or having the right to acquire Registrable Securities or any assignee thereof.

(f)                                   The term “Initial Public Offering” shall mean the initial sale of Common Stock pursuant to an effective registration statement filed by the Company under the Securities Act (as hereinafter defined) in connection with a firm commitment underwritten offering of such securities to the general public.

(g)                                  The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)                                 The term “Person” shall mean an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, and any other entity or organization, governmental or otherwise.

(i)                                     The term “Preferred Stock” shall mean the Series • Convertible Preferred Stock, and any other securities into which the Preferred Stock may be converted or exchanged pursuant to a plan or recapitalization, reorganization, merger, sale of assets or otherwise.

(j)                                    The terms “register,” “registered,” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k)                                 The term “Registrable Securities” shall mean the Common Stock issuable or issued upon conversion of the Preferred Stock and any shares of Common Stock issued or issuable with respect to any such shares described above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that notwithstanding anything to the contrary contained herein, “Registrable Securities” shall not at any time include any securities (i) registered and sold pursuant to the Securities Act, (ii) sold to the public pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), (iii) that may be sold to the public under Rule 144, or (iv) that have otherwise been transferred and a new certificate or other evidence of ownership for them not bearing a restrictive legend and not subject to any stop transfer order has been delivered by or on behalf of the Company and no other restriction on transfer exists by operation of law.

(l)                                     The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(m)                             The term “SEC” shall mean the Securities and Exchange Commission.

(n)                                 The term “Securities Act” shall mean the Securities Act of 1933, as amended.

2.                                      Registration Rights.

2.1                               Demand Registration Rights.

(a)                                 If the Company shall receive at any time after one hundred and eighty (180) days after the effective date of the first registration statement for an Initial Public Offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of more than 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration and sale of Registrable Securities and such other securities (if any) then outstanding and held by the Holders, then the Company shall:

(i)                                     within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii)                                  file, as soon as practicable and in any event within ninety (90) days of the receipt of such request, a registration statement with the SEC under the Securities Act covering all Registrable Securities which the Holders request to be registered (such request having been made within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5) subject to the limitations of Section 2.1(b), and thereafter to use its reasonable best efforts to cause the registration statement to be declared effective as soon as practicable.

(b)                                 If the Holders initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) and the Company shall include such information in the written notice referred to in Section 2.1(a).  The managing underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(j)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(c)                                  The Company agrees, if requested by the Initiating Holders, not to effect a public or private sale or distribution of its Common Stock, or any securities convertible into or exchangeable for such securities (other than any such sale or distribution of such securities in connection with any merger or consolidation by the Company or a subsidiary thereof or the acquisition by the Company or a subsidiary thereof of the capital stock or assets of any other Person or registration on Form S-4 or Form S-8 or any successor forms) during the 15-day period prior to filing through the 90-day period beginning on the effective date of any firm underwritten Registration Statement filed pursuant to Sections 2(a) hereof unless the underwriters managing the requested public offering otherwise agree; provided, however, that the provisions of this paragraph (c) shall not prevent the sale, distribution, conversion or exchange of any securities and grants of options during such periods pursuant to stock option or benefit plans of the Company.

(d)                                 In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i)                                     After the Company has effected one (1) registration requested pursuant to this Section 2.1;

(ii)                                  During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 2.2 hereof; provided that the Company is actively employing in good faith its reasonable best efforts to cause such registration statement to become effective;

(iii)                               If the Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below and such registration statement has been declared or ordered effective; or

(iv)                              If there is requested to be included in such registration less than $2.0 million of Registrable Securities (unless all remaining Registrable Securities are included in such registration).

2.2                               Company Registration.  If the Company at any time proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder at least thirty (30) days written notice of its intention to do so.  Upon the written request of each Holder given within twenty (20) days after receipt of such notice by the Holder in accordance with Section 3.5, the Company shall use its reasonable best efforts to cause to be included in such registration all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in an underwritten public offering pursuant to such registration statement that the amount to be sold by persons other than the Company (collectively, “Selling Stockholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of Selling Stockholders (including such holders of Registrable Securities) to a number deemed satisfactory by such managing underwriter (which reduction shall be pro rata among such Selling Shareholders on the basis of the number of shares requested by such Selling Shareholders to be included in such registration).

2.3                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC, within ninety (90) days of the receipt of a request pursuant to this Section 2, a registration statement on the appropriate form under the Securities Act with respect to such securities, which form shall comply in all material respects with the requirements of the SEC, and use its reasonable best efforts to cause such registration statement to become and remain effective until the completion of the proposed offering (but for no more than One Hundred Eighty (180) days); provided, however, that (i) such One Hundred Eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such One Hundred Eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold or such securities are no longer Registrable Securities, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement;

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all of the securities covered by such registration statement;

(c)                                  Furnish to the Holders whose Registrable Securities are included in such registration statement and the underwriters, if any, such numbers of copies of such registration statement, any amendments thereto, any documents incorporated by reference therein, the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the sale or other disposition of the securities owned by them;

(d)                                 Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the applicable Holders and do any and all other acts and things that may be necessary under such securities and blue sky laws to enable such selling Holders to consummate the sale or other disposition of the securities owned by them; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  Within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the SEC, furnish to counsel selected by any holders of Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the reasonable approval of such counsel;

(f)                                   Promptly notify each selling Holder of Registrable Securities, such selling Holder’s counsel and any applicable underwriter and (if requested by any such Person) confirm such notice in writing, of the happening of any event which makes any statement made in the registration statement or related prospectus untrue or which requires the making of any changes in such registration statement or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(g)                                  Use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a registration statement and, if one is issued, use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment;

(h)                                 If requested by the managing underwriter or underwriters (if any), any selling Holder, or such selling Holder’s counsel, promptly incorporate in a prospectus supplement or post-effective amendment such information as such Person requests to be included therein with respect to the selling Holder or the securities being sold, including, without limitation, with respect to the securities being sold by such selling Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of an underwritten offering of the securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(i)                                     Make available to each selling Holder, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any such selling Holder or underwriter (collectively, the “Inspectors”), upon request, all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement subject, in each case, to such confidentiality agreements as the Company shall reasonably request; provided, however, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless (i) such information or documents are in the public domain at the relevant time (other than by reason of breach of this Agreement) or (ii) disclosure of such records, information or documents is required by court or administrative order; provided, further, if any Holder or such representative, counsel or accountant is ordered to disclose any of such records, documents or information, such Holder or such representative, counsel or accountant will provide the Company with prompt written notice of such requirement so that the

Company at its expense may seek a protective order or other appropriate remedy and/or waive compliance with this Section 2.3(i), and, in the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, such Holder and such representative, counsel and accountant agrees to furnish only that portion of such records, documents or information which such Holder or such representative, counsel or accountant is legally required to disclose in the opinion of the special counsel or counsel representing the Holders or such representative, underwriter or accountant;

(j)                                    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter or underwriters of such offering;

(k)                                 Cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange or quoted on the quotation system on which the Company’s Common Stock is then listed or quoted;

(l)                                     Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(m)                             Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any comparable successor provisions);

(n)                                 Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriter(s), (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriter(s), and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriter(s); and

(o)                                 Otherwise cooperate with the underwriter(s), the SEC and other regulatory agencies and take all reasonable actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect the registration of any securities under this Agreement.

2.4                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall reasonably be required to effect the registration of such Holder’s Registrable Securities.

2.5                               Expenses of Registration. All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation SEC registration and filing fees, fees with respect to filings required to be made with the National Association of Securities Dealers, Inc., fees and expenses in compliance with state securities, or blue sky, laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), printing expenses, and fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance) and the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed in connection with the demand registration or any piggyback registration hereunder will be borne by the Company; provided, that all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities and all other expenses of the Holders incurred in connection with the distribution of Registrable Securities (including all fees and expenses of the consultants, advisors, attorneys, special experts and other Persons engaged by the Holders, and all relevant taxes, including transfer taxes) will be borne by the Holders.

2.6                               Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.2 to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company.

2.7                               Blackouts. Notwithstanding the foregoing, (a) the Company may delay the filing of any registration statement, any amendment thereof or any supplement to the related prospectus, and may withhold efforts to cause any registration statement to become effective, and (b) the Company may prohibit offers and sales of Registrable Securities pursuant to a registration statement at any time, if (i)(A) the Company is in possession of material non-public information, (B) an executive officer of the Company (the “Executive Officer”), after consultation with the Board of Directors of the Company (the “Board”), reasonably determines that such prohibition is necessary in order to avoid an obligation to disclose such information and (C) the Executive Officer, after consultation with the Board, determines in good faith that disclosure of such information would not be in the best interest of the Company or its stockholders or (ii) the Company has made a public announcement relating to an acquisition or business combination transaction including the Company and/or one or more of its subsidiaries for which the Executive Officer, after consultation with the Board, determines in good faith that offers and sales of Registrable Securities pursuant to a registration statement prior to the consummation of such transaction (or such earlier date as the Executive Officer, after consultation with the Board shall determine) would not be in the best interest of the Company or its stockholders; provided, however, that the duration of all such delays or periods in which shares of Registrable Securities may not be sold pursuant to an effective registration statement shall not exceed 90 days in any 12-month period in the aggregate; provided, further, that the Company shall be required to keep such registration statement effective for an additional period of time beyond the first anniversary of the date hereof equal to the number of days the effectiveness thereof is suspended pursuant to this proviso.

2.8                               Damages.  The Company recognizes and agrees that each holder of Registrable Securities will not have an adequate remedy if the Company fails to comply with the terms and provisions of this Agreement and that damages will not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by any holder of Registrable Securities or any other Person entitled to the benefits of this Agreement requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

2.9                               Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 The Company shall indemnify and hold harmless each selling Holder, each underwriter (as defined in the Securities Act) and each Person who participates in the offering of securities under such registration statement, and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (individually and collectively, the “Indemnified Person”), against any losses, claims, damages or liabilities (joint or several) to which they become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (joint or several), or actions in respect thereof, to which such Indemnified Person becomes subject under the Securities Act or any other statute or at common law which arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with an offering pursuant to Section 2.1, 2.2 or 2.11 hereof or including Registrable Securities pursuant to Section 2.3 hereof, and the Company shall pay to each such Indemnified Person, as incurred, any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company shall not be liable to any Indemnified Person in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission in such registration statement, preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written furnished to the Company by such Person expressly for use therein; and provided, further, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or omission, or alleged untrue statement or omission, in a prospectus, if such untrue statement or omission, or alleged untrue statement or omission, is corrected in an amendment or supplement to such prospectus and if the Holders or the underwriter, as the case may be, thereafter fail to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale by the Holders or the underwriter, as the case may be, of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense.

(b)                                 To the extent permitted by law, each selling Holder of Registrable Securities included in such registration being effected shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each underwriter, any other Holder selling securities in such registration statement and any Person who controls (within the meaning of the Securities Act) the Company, such underwriter or such Holder (individually or collectively, also the “Indemnified Person”), against any losses, claims, damages, or liabilities (joint or several), or actions in respect thereof, to which they may become subject, under the Securities Act or any other statute or at common law, which arise out of or are based upon any other statute or at common law, which arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission by such selling Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances in which such statements were made, in the case of (i) and (ii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto in reliance upon and in conformity with information furnished to the Company by such selling Holder specifically for use therein; and such selling Holder shall reimburse any Indemnified Person for any legal fees incurred in investigating or defending any such liability; provided, however, that such selling Holder’s obligations hereunder shall be limited to an amount equal to the proceeds (net of underwriting discounts, commissions and expenses) to such selling Holder of the securities sold in any such registration; and provided further, that no selling Holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.9 of a complaint, claim or notice of the commencement of any liability or action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, promptly notify the indemnifying party of such complaint, claim, notice or action, and such indemnifying party shall have the right to investigate and assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The Person claiming indemnification shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and the expenses of such counsel shall not be at the expense of the Person against whom indemnification is sought (unless the indemnifying party fails to promptly defend, in which case the reasonable fees and expenses of such separate counsel shall be borne by the Person against whom indemnification is sought).  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party for any losses, claims, damages or liabilities emanating from such action for which indemnification would otherwise be available under this Section 2.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.  In no event shall a Person against whom indemnification is sought be obligated to indemnify any Person for any settlement of any claim or action effected without the indemnifying Person’s prior written consent which shall not be unreasonably withheld.

(d)                                 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Stockholders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the selling Holders of Registrable Securities and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company, the selling Holders of Registrable Securities and the underwriters shall be deemed to be in the same respective proportions that the proceeds from the offering received by the Company and the selling Holders of Registrable Securities and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities.  The relative fault of the Company, the selling Holders of Registrable Securities and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the selling Holders of Registrable Securities or the underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the selling Holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 2.9 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  In no event, however, shall a Selling Stockholder be required to contribute any amount under this Section 2.8 in excess of the proceeds (net of underwriting discounts, commissions and expenses) received by such Selling Stockholder from its sale of Registrable Securities under such registration statement.  No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(e)                                  The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise, and the termination of this Agreement.

2.10                        Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 (together, with any successor rule, Rule

144) promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, provided the Company is qualified to register securities on Form S-3 (or any successor form), the Company agrees to use its reasonable efforts to:

(a)                                 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public, and all action as may be required as a condition to the availability of SEC Rule 144;

(b)                                 take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its Common Stock to the general public is declared effective;

(c)                                  file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act;

(d)                                 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(e)                                  facilitate and expedite transfers of Registrable Securities pursuant to SEC Rule 144, including providing timely notice to its transfer agent to expedite such transfers.

2.11                        Form S-3 Registration.  After the first public offering of its Common Stock registered under the Securities Act, the Company shall use its reasonable efforts to qualify and remain qualified to register securities on Form S-3 (or any successor form) under the Securities Act.  In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                 promptly give at least thirty (30) days written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than Two Million Dollars ($2,000,000); or (3) if (i)(A) the Company is in possession of material non-public information, (B) an Executive Officer, after consultation with the Board, reasonably determines that such prohibition is necessary in order to avoid an obligation to disclose such information and (C) the Executive Officer, after consultation with the Board, determines in good faith that disclosure of such information would not be in the best interest of the Company or its stockholders or (ii) the Company has made a public announcement relating to an acquisition or business combination transaction including the Company and/or one or more of its subsidiaries for which the Executive Officer, after consultation with the Board, determines in good faith that offers and sales of Registrable Securities pursuant to a registration statement prior to the consummation of such transaction (or such earlier date as the Executive Officer, after consultation with the Board shall determine) would not be in the best interest of the Company or its stockholders, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

(c)                                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

2.12                        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to any subsequent Holder of Registrable Securities, provided that: (a) the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) the transferee or assignee acquires at least 20% of the total number of Registrable Securities on the date hereof except that this Section 2.12(c) will not apply to transfers to an Affiliate of any Holder (subject to adjustment for stock splits and stock dividends).

2.13                        Limitations.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the outstanding Registrable Securities, allow purchasers of the Company’s securities to become a party to this Agreement.

2.14                        Superior Registration Rights.  If any other registration rights are granted to any other party that are superior to the rights granted by this Agreement, then this Agreement shall be automatically deemed to have been amended without any action required from either the Company or the Holder to the extent necessary to provide the Holder with no less favorable terms, deliveries, conditions, covenants or other registration rights or benefits provided to the other party.

3.                                      Miscellaneous.

3.1                               Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas, exclusive of the provisions thereof governing conflicts of laws.

3.3                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4                               Titles and Subtitles; Gender.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine member, and vice versa as the context may require.

3.5                               Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon the date of transmittal of services via telecopy to the party to whom notice is being given, or on the fifth day after deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, return receipt requested, and addressed to the other party to:

(a)	if to the Company, to:

Applied Optoelectronics, Inc.
Attn: Thompson Lin
Attn: N. Stephan Kinsella
13115 Jess Pirtle Blvd.
Sugar Land, TX 77478
Telephone Number: (281) 295-1800
Facsimile Number: (281) 295-1889

or such other address designated by the Company to the Holders and the other parties hereto in writing;

(b)                                 if to the Holders, to each Holder at the mailing address as shown on the signature pages hereto, or at such other address designated by a Holder to the Company and the other Holders in writing.

3.6                               Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                               Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of sixty-six and two-thirds percent (66.67%) of Registrable Securities, voting together as a single class.

3.8                               Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9                               Aggregation of Stock.  All shares of Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10                        Entire Agreement; Amendment; Waiver.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with regard to the subjects hereof and thereof.

3.11                        Termination. This Agreement shall automatically terminate, with no action required by any party hereto, (a) when there are no Registrable Securities or (b) on the date occurring five years after the Initial Public Offering (plus the aggregate number of days of all blackouts invoked by the Company pursuant to Sections 2.7 and 2.11(b)), except, in each such case, Sections 2.9 and 3.2, which shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed and delivered as of                             , 20     (the “Effective Date”).

THE COMPANY:

Applied Optoelectronics, Inc.

By:
	Name:	Chih-Hsiang (Thompson) Lin
	Title:	President and Chief Executive Officer

HOLDER:

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PRINTED NAME OF HOLDER

By:
SIGNATURE

Name:
PRINTED NAME OF PERSON SIGNING

Title:
PRINTED TITLE OF PERSON SIGNING

Address:		[ ]
[ ]
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